Exhibit 9(ii) under Form N-1A
                                      Exhibit 10 under Item 601/Reg. S-K

                                SCHEDULE B
                   TRANSFER AGENCY AND SERVICE AGREEMENT


     This Schedule B of the Transfer Agency and Service Agreement is made and entered into as of February 21, 1997, by and between Vision Group of Funds, Inc. (the `Company''), a Maryland corporation, and Federated Services Company (`Federated'').

     WHEREAS, the Company entered into Transfer Agency and Service Agreement with State Street Bank and Trust Company (`State Street''), dated as of July 5, 1990 (the `Agreement''); and

     WHEREAS, the Agreement was assigned from State Street to Federated, and Federated assumed the duties and obligations under such Agreement, pursuant to an Assignment of the Transfer Agency and Service Agreement for the Vision Group of Funds, Inc., dated as of March 31, 1994;

     WHEREAS, the Company and Federated have agreed to supplement the Agreement, as assigned, in certain respects;

     NOW THEREFORE, the parties intending to be legally bound agree as follows:

     1. The Agreement, as assigned, is amended by ratifying the following fee schedule, effective as of March 31, 1994:

                             FEES AND EXPENSES
                              TRANSFER AGENCY

I.   ANNUAL MAINTENANCE CHARGE
  The annual maintenance charge includes the processing of all transactions and correspondence. The fee is billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.
     BASIC ANNUAL PER ACCOUNT FEES
     The individual per account charges will be billed as follows:
     -Daily Accrual                       $16.65
     -Declared Dividend                    $8.75



     MINIMUM CHARGES
    - The monthly maintenance charge for each fund will be the actual account fees or $2000, whichever is greater.

II.  OUT-OF-POCKET EXPENSES

Out-of-pocket expenses include but are not limited to postage (including overnight courier service), statement stock, envelopes, telecommunication charges (including Fax), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific enhancements, disaster recovery, closed account fees, processing fees (including check encoding), and expenses incurred at the specific direction of the fund. Postage for mass mailings is due seven days in advance of the mailing date.

III.  PAYMENT

Payment is due thirty days after the date of the invoice.


Witness the due execution hereof as of the 21st day of February, 1997.

Attest:                       VISION GROUP OF FUNDS, INC.



/S/ Victor R. Siclari         By:/s/ Charles L. Davis, Jr.
                Secretary                  Vice President


Attest:                       FEDERATED SERVICES COMPANY




/s/ S. Elliott Cohan          By:/s/ Thomas J. Ward
Assistant Secretary           Senior Vice President